Exhibit 99.1

Rex Energy Corporation Completes Closing of Sumitomo Joint Venture and

Provides Operational Announcement

STATE COLLEGE, Pa., Sept 30, 2010 (GLOBE NEWSWIRE) – Rex Energy Corporation (“Rex Energy”) (Nasdaq: REXX) announced today that it has closed its previously announced Marcellus Shale joint venture transaction with Summit Discovery Resources II, LLC, a wholly owned subsidiary of Sumitomo Corporation (“Sumitomo”). After final adjustments made during the due diligence period, Rex Energy sold approximately 13,000 net acres and a partial interest in certain producing Marcellus Shale wells and associated mid-stream assets. At closing, Sumitomo paid approximately $99.5 million in cash to Rex Energy, including a reimbursement for leasing expenses incurred to date in the amount of approximately $7.6 million. Additionally, the cash payment included a reimbursement for drilling related expenses incurred to date in the amount of approximately $7.5 million, which was applied against the drilling carry. As of the closing, the remaining drilling carry balance was approximately $51.2 million, which will be used to cover 80% of Rex Energy’s costs to drill and complete additional Marcellus Shale wells within the areas of mutual interest identified in the joint venture agreement.

Benjamin W. Hulburt, Rex Energy President and CEO, commented, “We are very excited to have closed on this important transaction for Rex Energy. At closing, we had $75.0 million in debt drawn on our senior credit facility. With the cash proceeds of $99.5 million, we are now in a positive net cash position. As we previously announced, even after the sale of a portion of our proved reserves, our borrowing base was increased to $125 million due to our continued success in growing our proven reserve base. In addition to being in a positive net cash position, the next $51.2 million of our Marcellus Shale drilling and completion expenses are covered by our Sumitomo drilling carry balance.”

Rex Energy also provided a brief operational update on each of its significant projects. The company reported that its most recent jointly owned horizontal Marcellus Shale well was put into production in Westmoreland County, Pennsylvania by Williams Production Appalachia, LLC (“Williams”) at a peak 24-hour rate to date of 4.3 MMcf per day. Rex Energy expects Williams to fracture stimulate its next well in the area during the first week of October 2010. Williams is currently expanding the company’s jointly owned gathering system in the area to accommodate the increased production, the first phase of which is expected to be completed in March 2011. After the closing with Sumitomo, Rex Energy now owns a 40% interest in the Westmoreland County project area.

In central Pennsylvania, the company’s two jointly owned wells, which were drilled and completed in 2009, were put into production at a combined 24-hour peak rate to date of 6.9 MMcf per day. Additionally, Williams is currently drilling the first of two Marcellus Shale wells to be drilled and completed in Clearfield County, Pennsylvania during 2010. After the closing with Sumitomo, the Rex Energy now owns a 40% interest in the company’s central Pennsylvania project area.

In Butler County, Pennsylvania, where Rex Energy is the operator of all of its Marcellus Shale drilling activities, the company currently has six Marcellus Shale wells drilled and awaiting completion. The completion of all six wells is scheduled to take place during the first three weeks of October 2010. Rex Energy is currently drilling the first well on a five well pad in the project area. The company’s jointly owned cryogenic gas processing plant remains on schedule to begin operations in mid-October 2010.

In Rex Energy’s Niobrara Shale operations, the company has completed drilling its first horizontal well in Laramie County, Wyoming, and is currently in the process of fracture stimulating the well. The company is also in the process of drilling a second horizontal Niobrara Shale well in Laramie County, which it expects to fracture stimulate in November 2010.

Finally, in regards to Rex Energy’s Lawrence Field Alkali-Surfactant Polymer flood project, the company’s tertiary recovery oil project in the Illinois Region, Rex Energy announced that it is continuing to inject the ASP chemicals in the Middagh Unit with injection rates and performance progressing as planned.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com